Exhibit 10.30

CELERA CORPORATION 2008 STOCK INCENTIVE PLAN

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT dated as of [DATE] (the “Grant Date”) by and between Celera Corporation, a Delaware corporation (the “Company”), and [OPTIONEE NAME], an employee of the Company or one of its subsidiaries (“you”).

1. Grant of Option. As of the Grant Date, the Company hereby grants to you an option (the “Option”) to purchase [NUMBER OF SHARES] shares of its Celera Corporation Common Stock, par value $.01 per share (the “Celera Stock”), under the terms of the Celera Corporation 2008 Stock Incentive Plan, as amended (the “Plan”).

2. Purchase Price of Option. The purchase price of the shares of Celera Stock subject to the Option is $[XX] per share.

3. Expiration Date of Option. The Option will expire as of 12:00 a.m. midnight (New York time) on the date immediately preceding the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), unless it is terminated earlier as provided in this Agreement.

4. Exercise. Subject to your continued employment with the Company or one of its subsidiaries, [XX% of the shares subject to the Option will vest and become exercisable on each of XX]. Except as provided below, the Option may not be exercised unless you are on the date of exercise, and have been at all times from the date of grant to the date of exercise, an employee of the Company or one of its subsidiaries.

5. Termination of Employment. If your employment with the Company or a subsidiary is terminated by you or the Company or a subsidiary for any reason other than Cause (as defined below), retirement under any retirement plan provided by the Company or a subsidiary, disability, or death, you may exercise the Option, to the extent that you would otherwise be entitled to do so at the date of termination of employment, at any time within 90 days after the date of termination, but not after the Expiration Date.

6. Termination of Service for Cause. If your employment with the Company or a subsidiary is terminated by the Company or a subsidiary for Cause, the Option will be immediately forfeited in full upon termination (regardless of the extent to which the Option may have been exercisable as of that time). For purposes of this paragraph 6 only, “Cause” is defined as (a) any act which is in bad faith and to the detriment of the Company or one of its subsidiaries or (b) a material breach of any agreement with or material obligation to the Company or one of its subsidiaries.

7. Retirement. If you retire under the terms of any retirement plan provided by the Company or one of its subsidiaries, you may exercise the Option, to the extent that you would otherwise be entitled to do so at the date of retirement, at any time within one year after the date of retirement, but not after the Expiration Date.

8. Disability. If you become totally and permanently disabled, you may exercise the Option in full (without regard to the exercise schedule set forth in paragraph 4) at any time within one year after the date of termination of employment as a result of disability, but not after the Expiration Date.

9. Death. If you die while employed by the Company or one of its subsidiaries, the Option may be exercised (to the extent that you would have been entitled to do so at the date of your death) by your executor or administrator (or other person at the time entitled by law to your rights under the Option) at any time within one year after the date of your death, but not after the Expiration Date.

10. Exercise of Option. The Option may be exercised by giving written notice in the form specified by the Company to the Corporate Secretary at the principal office of the Company specifying the number of shares of Celera Stock to be purchased, or in such other manner as the Company may specify to you from time to time. However, the Option may not be exercised with respect to a fractional share. The purchase price of the shares as to which the Option is exercised must be paid in full at the time of exercise, at your election, (a) in U.S. currency, (b) by tendering to the Company shares of Celera Stock owned by you (if necessary for such period of time required by the Company to avoid a charge to earnings for financial accounting purposes) having a Fair Market Value (as defined in the Plan) equal to the aggregate purchase price of the shares as to which the Option is being exercised, (c) a combination of U.S. currency and/or previously owned shares of Celera Stock valued at Fair Market Value, (d) if permitted by the Compensation Committee of the Board of Directors (the “Committee”) pursuant to a “same day sale” program, (e) if permitted by the Committee, by means of a net exercise, or (f) by payment of such other consideration as the Committee from time to time determines. For purposes of this paragraph, Fair Market Value will be determined as of the business day immediately preceding the day on which the Option is exercised.

11. Conditions to Exercise. The exercise of the Option following termination of employment, to the extent and for the time periods provided above, is subject to the satisfaction of the conditions that you have not (a) rendered services or engaged directly or indirectly in any business which in the opinion of the Committee competes with or is in conflict with the interests of the Company, or (b) violated any written agreement with the Company, including, without limitation, any confidentiality agreement. Your violation of either clause (a) or (b) of the preceding sentence will result in the immediate forfeiture of any Options held by you.

12. Tax Withholding Obligations. As a condition to the delivery of shares of Celera Stock upon the exercise of the Option, you agree to pay to the Company an amount sufficient to satisfy any applicable tax, social insurance, or social security withholding obligations arising in connection with the Option or your participation in the Plan. Alternatively, subject to any limitations imposed by law, you agree that the Company and your employer are expressly authorized to deduct the appropriate withholding taxes from your salary or any other cash payments due to you in order to satisfy any income, social, or other employment-related taxes related to your Option or your participation in the Plan.

13. Rights as a Stockholder. You will not have any rights as a stockholder with respect to the shares of Celera Stock subject to the Option prior to the issuance to you of a certificate for such shares.

14. Non-Transferability. The Option may not be transferred other than by will or by the laws of descent and distribution, and the Option may be exercised, during your lifetime, only by you or your guardian or legal representative.

15. Change of Control. Subject to the terms of the Plan, the Option will become immediately exercisable in full (without regard to the exercise schedule set forth in paragraph 4) upon the occurrence of any of the events set forth in Section 11 of the Plan.

16. No Right to Continued Employment. Neither the Option nor this Agreement confers upon you any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time. Except as provided in this Agreement, the Option will terminate upon the termination of your employment for any reason. The Option will not be reinstated if you are subsequently reinstated as an employee of the Company or any subsidiary.

17. No Right to Future Benefits. The Plan and the benefits offered under the Plan are provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in participants. Neither the Option nor this Agreement confers upon you any benefit other than as specifically set forth in this Agreement and the Plan. You understand and agree that the benefits offered under the Option and the Plan are not part of your salary and that receipt of the Option does not entitle you to any future benefits under the Plan or any other plan or program of the Company. The award of the Option is not part of normal or expected compensation for purposes of calculating any: severance, resignation, redundancy, end of service, or bonus payments; long-service awards; pension or retirement benefits; or similar payments.

18. Compliance with Law. No shares of Celera Stock will be issued upon the exercise of the Option unless counsel for the Company is satisfied that such issuance will be in compliance with all applicable laws.

19. Entire Agreement. This Agreement and the Plan contain the entire agreement between you and the Company regarding the Option and supersede all prior or contemporaneous arrangements or understandings with respect to the Option.

20. Terms of Plan Govern. This Agreement and the terms of the Option will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your signature below, you acknowledge receipt of the Plan and agree to be bound by all of the terms of the Plan.

21. Amendments. The Option or the Plan may, subject to certain exceptions, be amended by the Committee at any time in any manner. However, no amendment of the Option or the Plan will adversely affect in any material manner any of your rights under the Option without your consent.

22. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

23. Data Privacy. By signing this Agreement, you consent to the collection, use, processing, and transfer of personal data as described in this paragraph. You understand that the Company and its subsidiaries hold some personal information about you, including your name, home address and telephone number, date of birth, social security number, social insurance number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that the Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration, and management of your participation in the Plan, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the United States and elsewhere. You authorize them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You understand and further authorize the Company and/or any of its subsidiaries to keep Data in your personnel file. You also understand that you may, at any time, review Data, require any necessary amendments to Data, or withdraw the consents herein by contacting the Company in writing. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned effective as of the day and year first written above.

CELERA CORPORATION

By:

Accepted and Agreed:

[OPTIONEE NAME]